Exhibit 10.1
AMENDMENT NO. 1
TO THE A.K.A. BRANDS HOLDING CORP.
2021 OMNIBUS INCENTIVE PLAN
THIS AMENDMENT NO. 1 to the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (this “Amendment No. 1”) is made as of May 25, 2023, by a.k.a. Brands Holding Corp., a Delaware corporation, and its successors by operation of law (the “Company”), to be effective as set forth herein.
WHEREAS, the Company maintains the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (the “Plan”); and
WHEREAS, pursuant to Section 17 of the Plan, the Company desires to amend the Plan to (i) increase the aggregate number of shares of Company common stock, par value $0.001 per share (“Common Stock”) for issuance under the Plan, and (ii) increase the number of shares of Common Stock reserved for issuance of Incentive Stock Options.
NOW, THEREFORE, the Plan is hereby amended, as follows:
Each of Section 4(a) and 4(c) of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:
4. Shares Available Under the Plan; Other Limitations.
(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal 14,900,269 (the “Share Reserve”), plus any shares of Stock added as a result of the “evergreen” provision in the following sentence. The Share Reserve will automatically increase on January 1st of each calendar year, beginning with calendar year 2022 and ending with a final increase on January 1, 2031, in an amount equal to 1% of the total number of shares of Stock outstanding on December 31st of the immediately preceding calendar year. The Committee may provide that there will be no January 1st increase in the Share Reserve for any such year, or that the increase in the Share Reserve for any such year will be a smaller number of shares of Stock than would otherwise occur pursuant to the preceding sentence. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”), and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

Exhibit 10.1
(c) Incentive Stock Options. No more than 14,900,269 shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.
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This Amendment No. 1 to the Plan is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. Capitalized terms not specifically defined in this Amendment No. 1 to the Plan shall have the meanings provided to them in the Plan. Except as hereby modified, the Plan shall remain in full force and effect.